Exhibit 99.2
Qumu Corporation
Fourth Quarter & Year End 2018
Earnings Conference Call
March 6, 2019

Operator

[Introduction]

Dave Ristow

Good morning everyone, and thank you for joining us for our fourth quarter and full year 2018 conference call.

We will make certain statements today, with respect to our expected financial results, go-to-market strategy and efforts designed to increase our traction and penetration with customers.

These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect our opinions only as of the date of this call, and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to our SEC filings, specifically our Form 10-K and our financial results press release, for a more detailed description of risk factors that may affect our results. These documents are available at our website, qumu.com and at the SEC’s website, sec.gov.

During our call today, we will discuss adjusted EBITDA financial measures and non-GAAP earnings per share. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP and adjusted EBITDA measures, including reconciliations of these measures with comparable GAAP measures.

And with that, I will turn the call over to Vern, President and CEO of Qumu.

Vern Hanzlik

Thank you, Dave, and welcome everyone. First, I’d like to touch on some key financial highlights, and then I’ll review our progress against the Strategic Plan.

I’m happy to report a milestone fourth quarter for 2018, marking two quarters of positive adjusted EBITDA and two consecutive quarters of positive basic earnings per share. Revenue for the quarter was $6.9 million and annual contract value bookings grew to $5.8 million. This solid second half of the year contributed to a strong finish for 2018, and places Qumu in a great position for 2019.

For the Fiscal Year 2018, Qumu met all guidance targets for Bookings Growth, Revenue, Gross Margin and Adjusted EBITDA. ACV bookings grew 21.3% to $14.1 million, reflecting our momentum as we transition the company to a recurring revenue model. Revenue for the year was $25 million with Gross Margins of 66%. And our cash position remains strong at $8.6 million. In addition, I’m extremely happy to report customer retention is at 91 percent – our highest mark ever.

Our strategy and investment in innovation are paying off, enabling us to capitalize on global video trends and lead clients.

•	We have achieved 2018 financial guidance

•	We have right sized our cost structure and optimized operations

•	Our sales pipeline is strong

•	Our channel program is contributing to our top and bottom lines, and continuing to grow

•	Our addressable market is expanding, and

•	The top analyst firms in Enterprise Video all rank Qumu as an industry leader

Dave will outline our guidance for 2019, but let me say that this is the most exciting and satisfying period I have experienced since I joined Qumu in 2012. We are now realizing the benefit of transforming the business on multiple levels: strategy, operations and technology. Even while we pivoted the business to a recurring revenue model, we simultaneously invested in and transformed our product – as we announced just last month – with the launch of our new intelligent video platform that helps companies create video-aware networks.

This highly nimble platform, plus our years of experience in the enterprise, are opening up new opportunities with large customers and new partners – some in new markets. Let me highlight three customer examples that demonstrate the mix of deployments Qumu is able to serve:

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First, we continue to win large on-premise opportunities at heavily regulated, security-conscious organizations. Qumu recently acquired yet another major financial institution as a customer, and the implementation is already underway. This is a major on-premise deployment for enterprise-wide communications, and includes thousands of virtual desktop users. Our ability to serve high quality video to this Financial Services user base is one of the key reasons we were able to unseat a heavily entrenched, incumbent competitor.

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Second, last quarter we landed a San Francisco-based bank as a new customer, and they are deploying our hybrid video solution as we speak. I’ve spoken a lot about hybrid configurations in the past. These are cloud-centric deployments that run our intelligent Pathfinder delivery software along with our Edge Computing technology. Our hybrid customers benefit from the flexibility of a cloud environment, combined with the security and performance of an on-premise implementation, and this new customer is no exception.

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And third, a number of our existing on-premise customers are transitioning to hybrid configurations, which often involve expansions of the account as well. Last quarter I mentioned that our partner, Whitlock, brought Qumu a major computer technology client who is migrating its large on premise installation to hybrid. That customer is already expanding from a $100,000 per year maintenance fee to an annual SaaS license of half a million dollars – which represents a $400,000 increase in annual contract value.

Our video-aware platform helps companies position for the future – no matter where they are in their evolution toward distributed computing and video-first communication.

Now, I’d like to report our progress against each of the four pillars of our strategic plan.

Our first Pillar is Sales Execution & New Customer Growth.

Qumu’s marketing team continues to deliver qualified leads into our growing sales pipeline, which remains consistently strong at more than 3.5 times revenue coverage for 2019. During 2018, Qumu was featured in 32 published articles and received 8 industry awards-most notably being named an industry Leader by Gartner, Aragon Research and Frost & Sullivan. I would also like to call special attention to an honor Qumu recently received very early in 2019, when one of the leading Analyst firms in the country named Qumu as a new Contender in its annual Research Globe for Web and Video Conferencing. Although this space has been traditionally dominated by firms like Cisco, Microsoft, Zoom, Google and Adobe, Qumu’s first-time inclusion in this space as a Contender not only highlights the imminent collision of Video Streaming and Video Conferencing, but also significantly increases Qumu’s total addressable market for 2019 and beyond.

I am especially happy to say that our focus on improving sales execution is paying off. This is a direct result of Qumu’s investment in top management and sales talent while simultaneously reorganizing and refocusing our sales team and processes over the past year. We have a Sales Organization that understands the industry, focuses on a high level of customer service, and knows how to sell our next generation of solutions. Customer confidence is strong and growing, as clients are seeing the benefit of Qumu’s guidance and service. And having a world-class roster of satisfied customers helps us win outstanding new customers like AmeriHealth, Fulton Financial and Amica Insurance, who represent just a few of our total of 30 new enterprise customers within our defined market for 2018.

2018 was also a big year for Qumu in terms of monetizing our partner ecosystem and expanding our channel efforts. Revenue from key partners like AVI-SPL, iStudy and Whitlock represented over $6.3 million, or 25% of our

2018 revenue and 35% of ACV bookings. And of course, in December of 2018, Qumu dramatically increased our channel reach when we were selected by British Telecom (BT) as the company’s strategic enterprise video streaming vendor for its worldwide customer base. Not only has BT Global Services agreed to resell Qumu’s streaming solutions to its existing global customer base which spans more than 180 countries, the company will also use Qumu Cloud as a managed streaming service for its voice and video conferencing customers who are looking for an easy, subscription service for live and on-demand video events. The monetization of this partnership is well under way with sales pipeline training, marketing and support programs in place – and a key technical integration between Qumu’s platform and another video technology provider will ensure a seamless, end-to-end solution for BT and its customers.

Finally, we began a new partnership with a leading integrator in the Middle East, which immediately expanded our opportunities in the region. In fact, thanks to the new partnership, we just closed a major enterprise implementation with one of the largest companies in Saudi Arabia.

The Second Pillar in our Strategy is Customer Success and Retention.

I’ve already mentioned our 91% customer retention. Our reorganization of the sales team last year – around a customer-centric account management program – enhanced retention and expansion in our customer base. And key to that effort was actively helping clients move to distributed computing. During the fourth quarter, six deals involved customers transitioning to hybrid deployments, which have grown from 8 percent to 13 percent of our deployments. Notable customer expansions included Toyota Motors, AT&T and Dow Chemical.

The Third Pillar in our Strategy is Market-Focused Product Innovation.

In 2018, Qumu re-organized product development under one leader and a single, consistent development methodology – streamlining and accelerating our pace of product improvements and enhancements. These product enhancements, plus key partner integrations, culminated in our recent announcement of Qumu’s next generation enterprise video technology platform, as I mentioned earlier. This new platform dynamically manages and optimizes all inbound and outbound corporate video streams, creating the first true video-aware network for the enterprise.

Our new platform addresses two major trends going on in the enterprise: distributed computing and self-service.

“Distributed computing” simply means putting computing power where and when it is needed most. Our intelligent video-aware network handles the highly dynamic demands for video across an enterprise and distributes video processing primarily through software, along with instant sensing of the network’s health.

“Self-service” refers to companies enabling leaders and employees to launch webcasts and create new video assets from any device. Essentially, we are making video a natural extension of how people already work and communicate today. A great example is one of our major customers, a leading automotive manufacturer. Because our platform intelligently adjusts to any inbound video stream, their leaders can launch webcasts and record meetings from the existing video conferencing system, adding powerful new capabilities to the tools they already know and use.

Our fourth and final pillar is Strengthening Our Financials

I’ve already highlighted our key financial accomplishments. I would like to underscore the tremendous work our financial team has done to streamline operations and drive significant cost reductions by collaboratively working with our teams across all areas of the business. It has not only put us in a solid position with our balance sheet, but has also put us into a great position as we grow the top line.

Now, over to Dave for further financial commentary.

Dave Ristow

Thank you, Vern.

We made significant improvements this year against all four of our strategic pillars and I will comment on a few additional items related to our financial results and provide guidance for 2019.

Year over year, our Operating Loss improved by $2.0 million on $3.2 million less revenue. This is our second quarter of positive adjusted EBITDA and, as we committed, we met or exceeded all 2018 guidance for Bookings Growth, Revenue, Gross Margin and Adjusted EBITDA. We ended our 4th quarter with positive net income of $48,000, adjusted EBITDA of $130,000, and annual contract value bookings growth of 21.3%.

Total revenue was $6.9 million for the fourth quarter compared to $5.6 million last quarter.

•	Software license and appliance revenue was $1.5 million for the fourth quarter compared to $985,000 last quarter, with the increase primarily due to increased software license sales.

Subscription, maintenance and support revenue was $4.8 million for the fourth quarter compared to $4.1 million last quarter. Most of the increase in the fourth quarter was due to the timing of revenue for term software licenses under the new revenue guidance adopted in 2018. Professional services and other revenue was $511,000 for the fourth quarter compared to $577,000 last quarter, reflecting fewer billable days due to holiday seasonality. Subscription, maintenance and support revenue will grow steadily from our annual recurring revenue base of approximately $17.1 million at the end of 2018.

Gross margin was 73% for the fourth quarter compared to 63% last quarter. Gross margin for the year ended 2018 was 66%, an improvement of 2% year over year.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

We continue to focus on improving operating results and achieving sustainable Adjusted EBITDA. Compared to the corresponding periods in 2017:

•	Total operating expenses decreased 11.3% and 12.5% for the three and twelve months ended December 31, 2018, respectively.

•	Adjusted EBITDA improved $935,000 for the three months ended December 31, 2018, and improved $1.2 million for the year ended December 31, 2018.

Balance sheet:

Cash and investments were $8.6 million as of December 31, 2018 compared to $7.7 million as of December 31, 2017, and the Company had aggregate positive working capital of $865,000, up $2.3 million from negative working capital of $1.5 million at December 31, 2017.

Guidance:

The Company is issuing the following financial guidance for the full year 2019:

•	Annual contract value bookings growth is expected to be 20% to 25% in 2019 compared to 2018.

•	Revenue for 2019 is expected to be approximately $27 million. Gross margin percentage is expected to be in the high 60s to low 70s.

Our Adjusted EBITDA loss for 2019 is expected to be approximately $(1.5) million. Forecasted adjusted EBITDA for 2019 excludes interest expense of approximately $1.0 million, income tax benefit of approximately $200,000, depreciation expense of approximately $300,000, amortization of acquired intangible assets of approximately $1.2 million, stock-based compensation of approximately $900,000, and increase in warrant liability of approximately $400,000.  Net loss for 2019 is expected to be approximately $(5.1) million.

In summary, we delivered all 2018 annual guidance and will continue to invest for the future through enhancements to our industry-leading solutions. We will be working hard for our shareholders to deliver continued success in 2019.

Now back to Vern.

Vern Hanzlik

Thanks Dave.

We appreciate everyone’s patience during the transition of Qumu’s business, which we’ve accomplished on multiple levels in terms of operations, execution and organic growth.

2018 was a key year of transition for Qumu by multiple measures, including:

•	Achieving across-the-board leadership ranking among the top analysts covering our industry.

•	Completing two quarters of positive adjusted EBITDA and two consecutive quarters of positive basic EPS

•	Monetizing our channel to contribute 25% of revenue and 35% of annual contract value, and

•	Building customer retention to 91%

As we move into 2019, we have a high degree of confidence in our optics into our sales pipeline for the first half of the year. We are also confident in our ability to sustain our momentum toward achieving positive adjusted EBITDA during the second half of the year.

With this outstanding momentum, our focus going forward is to:

1.	Aggressively evangelize our new intelligent video platform so that we can seize the market opportunity presented by our technology leadership

2.	Continue to grow and monetize our channel relationships, especially with BT as that new partnership comes on line

3.	Build upon the momentum we’ve achieved with our financial results

4.	Remain laser-focused on solving the tough problems of video in the enterprise

Now let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today.